EXHIBIT 4.3
FIRST SUPPLEMENTAL INDENTURE
     This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 7, 2009, by and among AMERISTAR CASINOS, INC., a Nevada corporation (the “Company”), the guarantors party thereto (the “Guarantors” and, collectively with the Company, the “Obligors”), WILMINGTON TRUST FSB, a federal savings bank, as successor Trustee (the “Successor Trustee”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as resigning Trustee (the “Resigning Trustee”).
RECITALS
     A. The Company and the Resigning Trustee are parties to that certain Indenture, dated as of May 27, 2009 (the “Indenture”), relating to the issuance by the Company of its 9 1/4% Senior Notes due 2014 (the “Notes”).
     B. Section 7.08 of the Indenture provides that the Trustee may resign at any time by so notifying the Company and that the Company shall promptly appoint a successor Trustee upon the resignation of such resigning Trustee.
     C. Pursuant to Section 7.08 of the Indenture, the Board of Directors of the Company has adopted a resolution to appoint the Successor Trustee.
     D. Section 9.01 of the Indenture provides that the Obligors and the Trustee may from time to time without the consent of any Holder enter an indenture supplemental to the Indenture to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee.
     E. The Resigning Trustee desires to resign as Trustee, Paying Agent and Registrar, the Company desires to appoint the Successor Trustee as successor Trustee, Paying Agent and Registrar, and the Successor Trustee desires to accept such appointments.
     F. All conditions and requirements of the Indenture necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, it is mutually agreed for the equal and ratable benefit of the Holders from time to time of the Notes, as follows:
ARTICLE I
RESIGNATION OF RESIGNING TRUSTEE
     SECTION 1.1 Resignation. Pursuant to Section 7.08 of the Indenture, the Resigning Trustee hereby resigns as Trustee, Paying Agent and Registrar under the Indenture and the Successor Trustee hereby accepts its appointment as successor Trustee, Paying Agent and Registrar, as set forth in more detail in Section 3.2 hereof, such resignation and appointment to become effective as of the date hereof.

     SECTION 1.2 Delivery of Funds and Property. The Resigning Trustee shall promptly transfer all of the funds and property held by it as Trustee to the Successor Trustee, subject to the lien provided for in Section 7.07 of the Indenture.
ARTICLE II
ACCEPTANCE OF RESIGNATION AND APPOINTMENT
     SECTION 2.1 Acceptance of Resignation and Appointment. The Company hereby accepts and confirms the resignation and removal of the Resigning Trustee as Trustee, Paying Agent and Registrar under the Indenture, such resignation and removal to become effective as provided in Section 1.1 hereof. The Company hereby appoints the Successor Trustee as successor Trustee, Paying Agent and Registrar under the Indenture to succeed to the Resigning Trustee, and hereby vests the Successor Trustee with all the rights, powers and duties of the Trustee, Paying Agent and Registrar under the Indenture.
ARTICLE III
ACCEPTANCE BY SUCCESSOR TRUSTEE
     SECTION 3.1 Qualification. The Successor Trustee hereby represents and warrants to the Company that the Successor Trustee is qualified and eligible to act as Trustee pursuant to the terms of the Indenture.
     SECTION 3.2 Acceptance of Appointment. The Successor Trustee hereby accepts its appointment as Trustee, Paying Agent and Registrar under the Indenture and is hereby vested with all the rights, powers and duties of the Trustee, Paying Agent and Registrar.
     SECTION 3.3 Notice to Securityholders. The Successor Trustee hereby agrees to mail a notice of its succession to all Holders in accordance with Section 7.08 of the Indenture.
ARTICLE IV
MISCELLANEOUS
     SECTION 4.1 Definitions. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.
     SECTION 4.2 Confirmation of Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
     SECTION 4.3 New York Law to Govern. This First Supplemental Indenture shall be deemed to be a contract under the internal laws of the State of New York (other than principles of law that would apply the law of another jurisdiction), and for all purposes shall be construed and enforced in accordance with and governed by the laws of said State.
     SECTION 4.4 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the day and year first above written.

AMERISTAR CASINOS, INC.
By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

CACTUS PETE’S, INC.
AMERISTAR CASINO VICKSBURG, INC.
AMERISTAR CASINO COUNCIL BLUFFS, INC.
AMERISTAR CASINO LAS VEGAS, INC.
A.C. FOOD SERVICES, INC.
AMERISTAR CASINO ST. LOUIS, INC.
AMERISTAR CASINO KANSAS CITY, INC.
AMERISTAR CASINO ST. CHARLES, INC.
AMERISTAR CASINO BLACK HAWK, INC.
AMERISTAR EAST CHICAGO HOLDINGS, LLC
AMERISTAR CASINO EAST CHICAGO, LLC

By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST FSB, as Successor Trustee
By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Resigning Trustee
By:	Deutsche Bank National Trust Company

By:	/s/ Kenneth R. Ring
	Name:	Kenneth R. Ring
	Title:	Vice President

By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]